EXHIBIT 99.1

Contact:
Sean McHugh
Vice President & Treasurer
(678) 791-7615

Carter’s, Inc. Provides Business Update
•Preliminary fourth quarter and fiscal year 2025 consolidated net sales results
◦Fourth quarter fiscal 2025: high single-digit percentage growth
◦Fiscal year 2025: low single-digit percentage growth
•Company to participate in fireside chat at upcoming ICR Conference
•David B. Tichiaz joins Company as Chief Brand Officer
ATLANTA, January 9, 2026 – Carter’s, Inc. (NYSE:CRI), North America’s largest and most-enduring apparel company exclusively for babies and young children, today announced preliminary net sales results for the fourth quarter and fiscal year 2025, participation at an upcoming investor conference, and an addition to the Company’s management team.
Preliminary Net Sales Results
Fourth Quarter Fiscal 2025 (14 Weeks) Compared to Fourth Quarter Fiscal 2024 (13 Weeks)
On a preliminary, unaudited basis, fourth quarter fiscal 2025 consolidated net sales increased by a high single-digit percentage over the prior year period.
•U.S. Retail segment net sales grew in the high single-digits. U.S. Retail comparable sales increased in the mid-single-digits, driven principally by strong eCommerce channel demand. Retail stores also achieved positive comparable sales in the fourth quarter. Average unit retail pricing (AUR) increased in the mid-single-digits.
•Compared to the prior year period, net sales in the U.S. Wholesale segment grew in the low single-digits and the International segment achieved high single-digit growth.
Fiscal Year 2025 (53 Weeks) Compared to Fiscal Year 2024 (52 Weeks)
On a preliminary, unaudited basis, fiscal year 2025 consolidated net sales increased by a low single-digit percentage over the prior year.

•U.S. Retail segment net sales grew in the low-single-digits. U.S. Retail comparable sales increased in the low single-digits, principally driven by growth in the eCommerce channel. Retail stores comparable sales were consistent with the prior year. AUR was comparable to the prior year.
•Compared to the prior year, net sales in the U.S. Wholesale segment declined in the low single-digits and the International segment grew in the mid-single-digits.
“As we consistently focus on business stabilization and returning to growth, I am pleased to see the impact our many actions are having, especially considering the highly competitive holiday sales period,” said Douglas C. Palladini, Chief Executive Officer & President. “Fourth quarter comparable retail sales grew for the third consecutive quarter, reflecting strong consumer response to product and marketing initiatives, both in store and online. We also continue to grow average unit retail pricing as we price up, including less promotional activity, an important element of ongoing efforts to offset the impact of higher tariffs and improve profitability. The end result was year-over-year overall revenue growth in 2025. While there remains much work to do, this is an important proof point of our forward momentum.”
53rd Week
The Company’s fiscal year ends on the Saturday nearest the last day of December, resulting in an additional week of results every five to six years. The fourth quarter of fiscal 2025 included 14 weeks, compared to 13 weeks in the fourth quarter of fiscal 2024. Fiscal year 2025 included 53 weeks, compared to 52 weeks in fiscal 2024. The Company estimates that the additional week in fiscal 2025 contributed approximately $33 million in consolidated net sales.
The Company expects to report full results for the fourth quarter and fiscal year 2025 in late February 2026.
Investor Conference Participation
The Company is scheduled to participate in a fireside chat at the ICR Conference 2026 on January 12, 2026, at 11:30 a.m. Eastern time. A live webcast of the fireside chat will be available on the Investor Relations section of the Company’s website at ir.carters.com.
Addition to Management Team
David B. Tichiaz has joined Carter’s as Chief Brand Officer, reporting to Mr. Palladini. In this role, he is responsible for leading the Company’s product design and merchandising teams.
Mr. Tichiaz brings nearly two decades of global lifestyle brand experience to Carter’s. From 2023 to 2025, he was with Stance, Inc., a sock and apparel lifestyle brand, serving initially as President and subsequently as Chief Executive Officer. Prior to Stance, from 2006 to 2023, Mr. Tichiaz served in various roles of increasing responsibility at Vans, a subsidiary of V.F. Corporation, culminating in his role as Vice President / General Manager, Americas from 2020 to 2023.
Preliminary Information
The unaudited financial and operational information presented in this press release is preliminary and may change. The Company’s financial closing procedures and independent audit with respect to the estimated financial information provided in this press release are not yet complete, and as a result, the Company’s final results may vary materially from the preliminary results included in this press release. The Company undertakes no obligation to update or supplement the information provided in this press release until the Company releases its financial statements for the three and twelve months ended January 3, 2026. The preliminary financial information included in this press release reflects the Company's current estimates based on information available as of the date of this press release and has been prepared by Company management. This preliminary financial and operational information should not be viewed as a substitute for full financial statements prepared in accordance with GAAP and is not necessarily indicative of the results to be achieved for any future periods. This preliminary financial and operational information could be impacted by the effects of financial closing procedures, final adjustments, and other developments.
About Carter’s, Inc.
Carter’s, Inc. is North America’s largest and most-enduring apparel company exclusively for babies and young children. The Company’s core brands are Carter’s and OshKosh B’gosh, iconic and among the sector’s most trusted names. These brands are sold through more than 1,000 Company-operated stores in the United States, Canada, and Mexico and online at www.carters.com, www.oshkosh.com, www.cartersoshkosh.ca, and www.carters.com.mx. Carter’s also is the largest supplier of baby and young children’s apparel to North America’s biggest retailers. The Company’s Child of Mine brand is available exclusively at Walmart, its Just One You brand is available at Target, and its Simple Joys brand is available on Amazon.com. The Company’s emerging brands include Little Planet, crafted with organic fabrics and sustainable materials, Otter Avenue, a toddler-focused apparel brand, and Skip Hop, baby essentials from tubs to toys. Carter’s is headquartered in Atlanta, Georgia. Additional information may be found at www.carters.com.

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